UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 5, 2008

______________________________

SYSTEMAX INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13792 (Commission File Number)	11-3262067 (IRS Employer Identification No.)

11 Harbor Park Drive
Port Washington, New York 11050
(Address of principal executive offices)

(516) 608-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 5, 2008, Systemax Inc. (the “Registrant”) entered into an asset purchase agreement (the “Purchase Agreement”) with CompUSA Inc., a Delaware corporation (the “Seller”), New SAH Corp., a Delaware corporation and a wholly-owned subsidiary of the Registrant (the “Trade Name Buyer”), DotDeal Inc., a Florida corporation and a wholly-owned subsidiary of the Registrant (the “Domain Name Buyer”, and together with the Trade Name Buyer, the “Internet Buyers”), and Longhorn Inc., a Delaware corporation and a wholly-owned subsidiary of the Registrant (the “Real Estate Buyer”).

Pursuant to the Purchase Agreement, the Internet Buyers agreed to acquire certain assets and liabilities related to the e-commerce business of the Seller and certain intellectual property rights owned by the Seller (collectively, the “E-Commerce Business”).  The Internet Buyers agreed to acquire the E-Commerce Business for a purchase price of $18.9 million in cash. The Internet Buyers completed its acquisition of the E-Commerce Business on January 10, 2008.

Pursuant to the Purchase Agreement, the Real Estate Buyer agreed to acquire up to sixteen retail leases from the Seller and certain fixtures located at these locations.  The closing of the acquisition of each lease is subject to the receipt of the consent of the landlord, if required under the terms of a lease.  The aggregate purchase price for the leases and the fixtures located at each leased premises is expected to be approximately $11.5 million.  The closings of the acquisitions of the acquired leases are expected to begin on or around January 24, 2008 and continue through February 29, 2008.

Pursuant to the Purchase Agreement, the Registrant agreed to guarantee all the obligations of the Buyers under the Purchase Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

 On January 10, 2008, the Internet Buyers completed their acquisition of the E-Commerce Business.

Item 9.01   Financial Statements and Exhibits.

(b)       Pro Forma Financial Information.

Based on preliminary financial information currently available, the Company does not anticipate that this acquisition will exceed the significance test and therefore no pro forma financial statements will be required.

(d)       Exhibits

Exhibit No.    Description

99.1	Press Release, dated January 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                SYSTEMAX INC.

                By: /s/ Curt Rush
                    Name: Curt Rush
                        Title:   General Counsel and Secretary

Date:   January 10, 2008